PROSPECTUS SUPPLEMENT                                      Rule 415(a)(1)(viii)
(TO PROSPECTUS DATED JUNE 21, 1996)                   Registration No. 33-85736

                                 145,708 Shares

                                      VIVRA
                                  INCORPORATED

                                  Common Stock
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        VIVRA Incorporated, a Delaware corporation (the "Company") has issued and sold 88,449 Shares (the "Roberson Shares") of Common Stock, $.01 par value per Share, accompanied by Preferred Stock Purchase Rights (the "Common Stock"), in connection with the acquisition of Clive E. Roberson, M.D., a Florida corporation (the "Roberson Acquired Company"). The Company, Asthma & Allergy CareAmerica, Inc. ("AACA") and the shareholder of the Roberson Acquired Company, Clive Roberson, M.D., have entered into a Stock Exchange Agreement (the "Roberson Exchange Agreement") whereby the Company and Dr. Roberson have exchanged the stock of the Roberson Acquired Company for the Roberson Shares (the "Roberson Exchange").

        The Company has also issued and sold 35,787 Shares (the "Bernstein Shares") of Common Stock in connection with the acquisition of Robert A. Bernstein, M.D., an Ohio corporation (the "Bernstein Acquired Company"). The Company, AACA and the shareholder of the Bernstein Acquired Company, Robert A. Bernstein, M.D., have entered into a Stock Exchange Agreement (the "Bernstein Exchange Agreement") whereby the Company and Bernstein have exchanged the stock of the Bernstein Acquired Company for the Bernstein Shares (the "Bernstein Exchange").

        The Company has also issued and sold 21,472 Shares (the "Wolf Shares") of Common Stock in connection with the acquisition of John W. Wolf, M.D., an Ohio corporation (the "Wolf Acquired Company"). The Company, AACA and the shareholder of the Wolf Acquired Company, John W. Wolf, M.D., have entered into a Stock Exchange Agreement (the "Wolf Exchange Agreement") whereby the Company and Wolf have exchanged the stock of the Wolf Acquired Company for Wolf Shares (the "Wolf Exchange").

        The Common Stock of the Company is listed on the New York Stock Exchange ("NYSE") under the symbol "V". The last reported sale price of the Common Stock on the NYSE on April 1, 1997 was $26 per Share.

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  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
        AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
          UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            The date of this Prospectus Supplement is April 1, 1997.

        Any statement contained herein, or in a document incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus Supplement, the Prospectus and the Registration Statement of which it is a part to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated herein modifies or replaces such statement. Any statement so modified or superseded shall not be deemed, in its unmodified form, to constitute a part of this Prospectus Supplement or such Prospectus or Registration Statement.


                     CERTAIN TERMS OF THE ROBERSON EXCHANGE

        The terms and conditions of the Roberson Exchange are set forth in the Roberson Exchange Agreement. The following summary of the Roberson Exchange Agreement does not purport to be complete and is qualified in its entirety by reference to the text of such Agreement.

Acquisition Consideration

        Under the terms of the Roberson Exchange Agreement and subject to the conditions thereof, in consideration of the transfer and delivery of all of the issued and outstanding stock of the Roberson Acquired Company, the purchase price was $2,737,500 (the "Purchase Price"), paid by the delivery of the 88,449 Roberson Shares. The Shares were calculated as that number of shares of the Common Stock equal to (i) the Purchase Price divided by (ii) $30.95.

        Under the Roberson Exchange Agreement, no Roberson Shares may be sold until the date on which the Company reports combined financial statements of the Roberson Acquired Company and the Company which includes at least 30 days operating results of the Roberson Acquired Company.

Closing

        The Closing of the transactions contemplated by the Roberson Exchange Agreement was effective as of September 13, 1996.

Stock Exchange Listing

        Pursuant to a condition to each party's obligation to consummate the Roberson Exchange, the Shares issued in connection with the Roberson Exchange have been listed on the NYSE.

Representations and Warranties

        The Roberson Exchange Agreement contains customary representations and warranties relating to, among other things, (i) organization, qualification, authorization and similar corporate matters of the Roberson Acquired Company;
(ii) delivery of and accuracy and completeness of certain financial statements of the Roberson Acquired Company; (iii) absence of material changes in the Roberson Acquired Company since June 30, 1996; (iv) extent of and title to assets of the Roberson Acquired Company; (v) that execution and delivery of the Roberson Exchange Agreement will not violate the charter documents of the Roberson Acquired Company or AACA, or cause AACA or the Roberson Acquired Company to breach any agreement or judgment, or accelerate any indebtedness;
(vi) the Roberson Acquired Company's compliance with laws, including holding all rights, permits, consents and licenses necessary to conduct its business; (vii) no undisclosed threatened or pending litigation of AACA or the Roberson Acquired Company; (viii) taxes and tax returns of the Roberson Acquired Company; (ix) insurance policies, labor arrangements, compensation of personnel, employment contracts and compliance with and qualification of employee benefit plans of the Roberson Acquired Company; (x) trade names, trademarks, service marks, copyrights, patents and any pending registrations or applications of the Roberson Acquired Company; (xi) absence of undisclosed liabilities of the Roberson Acquired Company; (xii) material contracts, commitments, instruments and leases to which the Roberson Acquired Company is a party and no breach thereof; (xiii) no employment of services of any brokers by the Roberson Acquired Company or AACA in connection with the Roberson Exchange; (xiv) delivery of securities documents and filings of the Company to Dr. Roberson;
(xv) no untrue representation or warranty of the Company or the Roberson Acquired Company; (xvi) registration of the Shares under the Securities Act of 1933, which upon issuance will be validly issued, fully-paid, non-assessable and free of preemptive rights; (xvii) no transactions by the Roberson Acquired Company with affiliates thereof; and (xviii) the transaction qualifying as a pooling of interests transaction.

                     CERTAIN TERMS OF THE BERNSTEIN EXCHANGE

        The terms and conditions of the Bernstein Exchange are set forth in the Bernstein Exchange Agreement. The following summary of the Bernstein Exchange Agreement does not purport to be complete and is qualified in its entirety by reference to the text of such Agreement.

Acquisition Consideration

        Under the terms of the Bernstein Exchange Agreement and subject to the conditions thereof, in consideration of the transfer and delivery of all of the issued and outstanding stock of the Bernstein Acquired Company, the purchase price was $1,100,000 (the "Purchase Price"), paid by the delivery of the 35,787 Bernstein Shares. The Bernstein Shares were calculated as that number of shares of the Common Stock equal to (i) the Purchase Price divided by (ii) $30.74.

        Under the Bernstein Exchange Agreement, no Bernstein Shares may be sold until the date on which the Company reports combined financial statements of the Bernstein Acquired Company and the Company which includes at least 30 days operating results of the Bernstein Acquired Company.

Closing

        The Closing of the transactions contemplated by the Bernstein Exchange Agreement was effective as of December 6, 1996.

Stock Exchange Listing

        Pursuant to a condition to each party's obligation to consummate the Bernstein Exchange, the Bernstein Shares issued in connection with the Bernstein Exchange have been listed on the NYSE.

Representations and Warranties

        The Bernstein Exchange Agreement contains customary representations and warranties relating to, among other things, (i) organization, qualification, authorization and similar corporate matters of the Bernstein Acquired Company;
(ii) delivery of and accuracy and completeness of certain financial statements of the Bernstein Acquired Company; (iii) absence of material changes in the Bernstein Acquired Company; (iv) extent of and title to assets of the Bernstein Acquired Company; (v) that execution and delivery of the Bernstein Exchange Agreement will not violate the charter documents of the Bernstein Acquired Company or AACA, or cause AACA or the Bernstein Acquired Company to breach any agreement or judgment, or accelerate any indebtedness; (vi) the Bernstein Acquired Company' compliance with laws, including holding all rights, permits, consents and licenses necessary to conduct its business; (vii) no undisclosed threatened or pending litigation of AACA or the Bernstein Acquired Company;
(viii) taxes and tax returns of the Bernstein Acquired Company; (ix) insurance policies, labor arrangements, compensation of personnel, employment contracts and compliance with and qualification of employee benefit plans of the Bernstein Acquired Company; (x) trade names, trademarks, service marks, copyrights, patents and any pending registrations or applications of the Bernstein Acquired Company; (xi) absence of undisclosed liabilities of the Bernstein Acquired Company; (xii) material contracts, commitments, instruments and leases to which the Bernstein Acquired Company is a party and no breach thereof; (xiii) no employment of services of any brokers by the Bernstein Acquired Company or AACA in connection with the Bernstein Exchange; (xiv) delivery of securities documents and filings of the Company to Dr. Bernstein; (xv) no untrue representation or warranty of the Company or the Bernstein Acquired Company;
(xvi) registration of the Shares under the Securities Act of 1933, which upon issuance will be validly issued, fully-paid, non-assessable and free of preemptive rights; (xvii) no transactions by the Bernstein Acquired Company with affiliates thereof; and (xviii) the transaction qualifying as a pooling of interests transaction.

Closing Agreements

        Under each of the Agreements, the parties executed, acknowledged and delivered at the Closing the following:

        1.   Employment Agreement among Dr. Bernstein and a subsidiary of AACA.

        In addition, the Bernstein Exchange Agreement states that the Company, AACA and Dr. Bernstein shall execute and deliver an escrow agreement and shall deliver to the Escrow Holder therein identified a portion of the

Bernstein Shares, for retention and distribution by the Escrow Holder in an escrow account in accordance with such escrow agreement.


                       CERTAIN TERMS OF THE WOLF EXCHANGE

        The terms and conditions of the Wolf Exchange are set forth in the Wolf Exchange Agreement. The following summary of the Wolf Exchange Agreement does not purport to be complete and is qualified in its entirety by reference to the text of such Agreement.

Acquisition Consideration

        Under the terms of the Wolf Exchange Agreement and subject to the conditions thereof, in consideration of the transfer and delivery of all of the issued and outstanding stock of the Wolf Acquired Company, the purchase price was $660,000 (the "Purchase Price"), paid by the delivery of the 21,472 Shares. The Shares were calculated as that number of shares of the Common Stock equal to
(i) the Purchase Price divided by (ii) $30.74.

        Under the Wolf Exchange Agreement, no Wolf Shares may be sold until the date on which the Company reports combined financial statements of the Wolf Acquired Company and the Company which includes at least 30 days operating results of the Wolf Acquired Company.

Closing

        The Closing of the transactions contemplated by the Wolf Exchange Agreement was effective as of December 6, 1996.

Stock Exchange Listing,

        Pursuant to a condition to each party's obligation to consummate the Wolf Exchange, the Wolf Shares issued in connection with the Wolf Exchange have been listed on the NYSE.

Representations and Warranties

        The Wolf Exchange Agreement contains customary representations and warranties relating to, among other things, (i) organization, qualification, authorization and similar corporate matters of the Wolf Acquired Company; (ii) delivery of and accuracy and completeness of certain financial statements of the Wolf Acquired Company; (iii) absence of material changes in the Wolf Acquired Company; (iv) extent of and title to assets of the Wolf Acquired Company; (v) that execution and delivery of the Wolf Exchange Agreement will not violate the charter documents of the Wolf Acquired Company or AACA, or cause AACA or the Wolf Acquired Company to breach any agreement or judgment, or accelerate any indebtedness; (vi) the Wolf Acquired Company' compliance with laws, including holding all rights, permits, consents and licenses necessary to conduct its business; (vii) no undisclosed threatened or pending litigation of AACA or the Wolf Acquired Company; (viii) taxes and tax returns of the Wolf Acquired Company; (ix) insurance policies, labor arrangements, compensation of personnel, employment contracts and compliance with and qualification of employee benefit plans of the Wolf Acquired Company; (x) trade names, trademarks, service marks, copyrights, patents and any pending registrations or applications of the Acquired Company; (xi) absence of undisclosed liabilities of the Wolf Acquired Company; (xii) material contracts, commitments, instruments and leases to which the Wolf Acquired Company is a party and no breach thereof; (xiii) no employment of services of any brokers by the Wolf Acquired Company or AACA in connection with the Wolf Exchange; (xiv) delivery of securities documents and filings of the Company to Dr. Wolf; (xv) no untrue representation or warranty of the Company or the Wolf Acquired Company; (xvi) registration of the Shares under the Securities Act of 1933, which upon issuance will be validly issued, fully-paid, non-assessable and free of preemptive rights; (xvii) no transactions by the Wolf Acquired Company with affiliates thereof; and (xviii) the transaction qualifying as a pooling of interests transaction.

Closing Agreements

        Under each of the Agreements, the parties executed, acknowledged and delivered at the Closing the following:

        1.   Employment Agreement among Dr. Wolf and a subsidiary of AACA.

        In addition, the Wolf Exchange Agreement states that the Company, AACA and Dr. Wolf shall execute and deliver an escrow agreement and shall deliver to the Escrow Holder therein identified a portion of the Wolf Shares, for retention and distribution by the Escrow Holder in an escrow account in accordance with such escrow agreement.

PROSPECTUS SUPPLEMENT

CERTAIN TERMS OF THE ACQUISITION............................................  1


                                   PROSPECTUS

AVAILABLE INFORMATION.......................................................  2
INCORPORATION BY REFERENCE..................................................  2
PROSPECTUS SUMMARY..........................................................  3
INVESTMENT CONSIDERATIONS...................................................  5
USE OF PROCEEDS.............................................................  8
PRICE RANGE OF COMMON STOCK.................................................  8
DIVIDEND POLICY.............................................................  8
CAPITALIZATION..............................................................  9
SELECTED CONSOLIDATED FINANCIAL DATA........................................ 10
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS....................................... 11
BUSINESS.................................................................... 15
MANAGEMENT.................................................................. 27
OUTSTANDING SECURITIES COVERED BY THIS PROSPECTUS........................... 30
LEGAL MATTERS............................................................... 30
EXPERTS..................................................................... 30


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                                 145,708 SHARES

                               VIVRA INCORPORATED

                                  COMMON STOCK

                                   ----------

                              PROSPECTUS SUPPLEMENT
                                  April 1, 1997

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